Exhibit 10.1

STOCK PURCHASE AGREEMENT

This agreement is entered into the 31st day of March 2012, SELVA RESOURCES CORP., a Nevada Corporation, (herein, “DEBTOR“) and MATTHEW MAZA, an individual, (herein, ”PURCHASER“). PURCHASER desires to enter into a business transaction whereby PURCHASER will purchase shares of Silver Hill Mines, Inc., a Nevada corporation, (herein, “SILVER HILL”) from the DEBTOR, as set forth below.

For good and valuable consideration, receipt of which is acknowledged, the parties agree, represent and warrant the following:

A.

Agreement:

SECTION 1.

 Purchase Price Allocation of Shares Purchased from the DEBTOR.

Because the DEBTOR can no longer upkeep SILVER HILL and pay debts owed for performed services, PURCHASER offers to purchase from the DEBTOR and the DEBTOR agree to sell to PURCHASER, 129,073 common shares  (post July 8, 2011 stock split shares) and 10,000,000 Preferred Shares for amounts owed by the DEBTOR to Matthew Maza through work committed through Cident Law Group PLLC (US$47,200.08)  (the “Purchase Price”) as follows:

From Selva Resources Corp.:  Ten Million (10,000,000) SILVER HILL Series “A” Preferred shares (Series "A" Preferred Shares") for  ($40,000.00) Dollars and One Hundred, Twenty-Nine Thousand, Seventy-three (129,073) SILVER HILL common shares post July 8, 2011 stock split (the "Common Shares") for ($7,208.08) Dollars.

SECTION 2.  Purchase Price Terms and Condition.  Outside of other accounts payable, SILVER HILL shall maintain the following specific current amounts owed on its December 31, 2011 balance sheet as follows: $12,000 to Lisa Logan for work as President and $5,043.60 to DEBTOR.  Both Lisa Logan and DEBTOR shall not charge more than 4% per annum simple interest for these amounts outstanding starting January 1, 2012 – for purpose of accounting, any interest must be invoiced timely or be forfeited.  Further, neither of these parties shall accrue further accounts payables in SILVER HILL.  If the PURCHASER is able to dispose of the ownership of SILVER HILL, these amounts shall be paid in full.  Until then, neither DEBTOR nor Lisa Logan shall sue or start a collection process.

Further, for all relief of debt owed to PURCHASER by DEBTOR, DEBTOR shall terminate the Change in Control agreement, dated December 17, 2010 and shall not transact the corporate transaction under Section 1 of that agreement.  The DEBTOR does not have audited financials and has no capital to pay for the audit.

B.

Representations, Warranties Covenants, Obligations:

DEBTOR represent and warrant to PURCHASER as of the date hereof and as of the Closing Date:

SECTION 1. Ownership of DEBTOR.  The DEBTOR represent that:

i.

the 129,073 common stock shares represent 25.9% of the 499,234 common shares of Silver Hill currently issued and outstanding and that this is all the Common Shares that Debtor or its affiliates own;

ii.

the 10,000,000 Series "A" preferred shares represent 100% of the 10,000,000 Series "A" Preferred Shares of Silver Hill currently issued and outstanding and that this is all the preferred stock shares that Debtor or affiliates own;

iii.

and based upon the Series "A" preferred stock designation, the Series "A" Preferred Shares have twenty (20) votes per share at any meeting of the shareholders where votes are submitted; and the preferred and the common shares together represent voting control of Silver Hill.

SECTION 2.

Reserved.

SECTION 3.

Authority of DEBTOR to Sell Shares. The DEBTOR shares are free and clear of all liens, charges, demands, community property interests, adverse claims or other restrictions on the exercise of any of the attributes of ownership with the exception of restrictions imposed by applicable federal and state corporate and securities laws.  There are no contracts, arrangements, commitments or restrictions relating to the sale, transfer or purchase of the Shares, except as outlined in this Agreement.

SECTION 4.

Enforceability of Agreement Against the  DEBTOR.  The DEBTOR have all necessary power and authority to enter into this Agreement and the Related Documents to which they are parties, to carry out their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement has been, and each Related Document to which the DEBTOR are parties will be, duly executed and delivered by the DEBTOR.  Such execution and delivery, and the performance by the DEBTOR of this Agreement and such Related Documents, and all transactions contemplated hereby and thereby, have been duly and validly authorized by any necessary corporate actions on the part of the DEBTOR.  This Agreement constitutes, and each Related Document to which the DEBTOR are parties will constitute, the legal, valid and binding obligations of the DEBTOR, enforceable against each in accordance with the respective terms, except as the same may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally and the application of general principles of equity.

SECTION 4.

Shares.  The shares, when transferred by the DEBTOR to the PURCHASER will be free and clear of all liens, charges, demands or adverse claims or other restrictions on the exercise of any of the attributes of ownership, with the exception of restrictions imposed by applicable federal and state corporate and securities laws.

SECTION 5.

No Conflict.  To the best knowledge, the execution and delivery by the DEBTOR of this Agreement and each Related Document to which they are parties will not:

i.

Violate or conflict with any term or provision of the articles or certificate of incorporation (or other charter documents) of the Company;

ii.

Conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to Company;

iii.

Conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any lien on any of the assets pursuant to, any assigned contract or any licenses;

iv.

Without limiting the generality of the foregoing, result in the termination, denial or impairment of any material contract, arrangement or benefit granted with respect to the Company’s business, or require the payment of any fees, taxes or assessments, pursuant to any federal, state or local program relating to minority-owned businesses.

SECTION 5.

 Consents, Approvals and Notifications.  To the best knowledge of the DEBTOR, the execution and delivery by the them does not, and the performance by the DEBTOR of this Agreement and such Related Documents will not, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority or any other Person.

SECTION  6.  Litigation.  There is no claim, action, investigation, arbitration or proceeding pending or, threatened against the DEBTOR of any kind whatsoever, or against or relating to any of the assets or the ability of their to perform their obligations hereunder, before any arbitrator, judge, court or governmental authority.  The DEBTOR are not subject to any order, writ judgment, injunction, decree, determination or award of any arbitrator, judge, court or governmental authority.

SECTION 7.

No Debt or Liabilities.  Outside of the December 31, 2012 financials, upon closing, there shall be no other debt or liabilities in SILVER HILL.

SECTION 8.

 Contracts.   There are no material agreements and contracts in effect on the date of this Agreement to which the DEBTOR’S are a party in connection with the business operations or by which any of the Company’s properties or assets relating to the operation are bound.   There are no contracts in formation or which are capable of subsequent formation as a result of future satisfied conditions.

C.

Conditions to Closing

SECTION 1

Reserved.

SECTION 2

Conditions to Obligations of the DEBTOR.  The obligations of the DEBTOR to consummate the sale of the shares will be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any one of which may be waived by the PURCHASER without waiver of any other rights or remedies which the Company may have under this Agreement:

i.  No Order, Decree, Injunction or Adverse Enactments.  SILVER HILL will not be subject on the Closing Date to any order, decree or injunction of a Governmental Authority and no law will have been enacted, promulgated or issued, which enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

ii.  No Litigation.  There will not be pending on the Closing Date any lawsuit, claim or legal action involving the SILVER HILL which might materially and adversely affect the transactions contemplated by this Agreement.

iii.  SILVER HILL Closing Documents.  At the Closing, SILVER HILL will have executed and/or delivered the following Related Documents to which it is a party or for which it is responsible:  (1) the Change in Control Agreement with attached Exhibits signed by the Company's President.

iv.  The DEBTOR’s Closing Documents   At the Closing, the DEBTOR will have executed and/or delivered the following Related Documents to which it is a party or for which it is responsible: (1) this Stock Purchase Agreement with attached Exhibits signed by the DEBTOR, (2) the SILVER HILL stock certificates representing the 129,073 common shares (post July 8, 2011 stock split) and 10,000,000 Series “A” Preferred shares along with irrevocable stock powers signed and Medallion guaranteed and (3) Cident Law Group PLLC release of liability for all amounts payable by SELVA RESOURCES CORP., including liability for accrued interest.

v.   Other Actions.  All other documents required to have been delivered by the SILVER HILL and the DEBTOR, and all actions required to have been taken by the SILVER HILL and the DEBTOR, at or prior to the Closing, will have been delivered or taken in all material respects.

vi.  OTC Electronic Bulletin Board.  On the date of closing, the SILVER HILL’S common shares will continue to be available for quotation on the Over-the-Counter Electronic Bulletin Board.

SECTION 3

Conditions to Obligations of PURCHASER.  The obligations of the PURCHASER to consummate the purchase of the shares contemplated by this Agreement will be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any one of which may be waived by the DEBTOR without waiver of any other rights or remedies which the DEBTOR may have under this Agreement.

i.

Reserved.

ii.

 Reserved.

iii.

Other Actions.  All other documents required to have been delivered by PURCHASER, and all actions required to have been taken by PURCHASER, at or prior to the Closing, will have been delivered or taken in all material respects.

iv.

Closing.   The closing date will be March 31, 2012.

C.

General Provisions.

SECTION 1

Headings and Interpretation.  The headings used in this Agreement are for reference purposes only and will not affect the meaning or interpretation of any term or provision of this Agreement.

SECTION 2

Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.

SECTION.3

Entire Agreement.  This Agreement and the Related Documents represent the entire understanding of the parties with reference to the matters set forth herein and therein.  This Agreement and the Related Documents supersede all prior negotiations, discussions, correspondence, communications and prior agreements among the parties relating to the subject matter herein.

SECTION 4

Amendment.  This Agreement may not be amended or modified except by an instrument in writing signed by the parties hereto.

SECTION 5

Applicable Law; Jurisdiction and Venue.  This Agreement will be governed by the substantive laws of the State of Washington, the courts of Washington and venue King County, without regard to its conflict of laws provisions.

SECTION 6

  Counterparts and Facsimile Transmission Copies of Originals.  This Agreement may be executed in several original or facsimile copy counterparts and all so executed and transmitted will constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart.  Facsimile transmitted signatures will be deemed valid as though they were originals and the parties may perform any and all obligations and duties in reliance on the facsimile copies.

SECTION 7

Further Assurances, Additional Documents, Etc. The Company and the DEBTOR will do any further acts and sign and deliver to PURCHASER or its designated agents, any additional assurances and instruments that the PURCHASER may require to more completely assure to the PURCHASER rights under this Agreement.

SECTION 8.

   Independent Counsel and Waiver of Any Conflict of Interest.  Because of the nature of this agreement, all a parties have had the opportunity to obtain their own counsel.  This Section shall serve as a disclosure to the DEBTOR.  Upon signing this agreement below, the DEBTOR acknowledges that there may exist a potential conflict, but hereby shall waive any rights it, or its assignees, has concerning malpractice claims against the PURCHASER due to this potential conflict.  In regards to Exhibit A, the officers and directors of the DEBTOR view no other options that can be taken.  Because the board of DEBTOR has determined that nothing is available to support SILVER HILL, SILVER HILL will become nonfunctional as an asset.

IN WITNESS WHEREOF, the parties hereto have executed, or caused their duly authorized representatives to execute, this Stock Purchase Agreement as of the date first written above.

SELLER:

SELVA RESOURCES CORP.

/s/ Lisa Logan

By:  Lisa Logan

Title:  President/Sole Director

PURCHASER:

MATTHEW MAZA

/s/ Matthew Maza

By: Matthew Maza

Title: Individual

INDIVIDUAL FOR SECTION 2:

LISA LOGAN

/s/ Lisa Logan

By: Lisa Logan

Title: Individual

Exhibit A: Selva Board Resolution of Disposition of Assets concerning SLVH.

Exhibit A: Selva Board Resolution of Disposition of Assets concerning SLVH.

UNANIMOUS CONSENT IN LIEU OF A MEETING OF DIRECTORS OF

SELVA RESOURCES CORP.

The undersigned, being the sole director of SELVA RESOURCES CORP., a corporation organized under the laws of the State of Nevada, (“Corporation”), does hereby authorize and approve the actions set forth in the following resolutions without the formality of convening a meeting, and does hereby consent to the following action of this Corporation, which actions are hereby deemed effective as of the date hereof:

ACKNOWLEDGED – Lack of Capital to pay for Fees

1)

The Corporation owes Cident Law Group PLLC approximately $45,122.50 to date for services rendered to the Corporation in 2010.  The Corporation also owes Cident Law Group PLLC approximately $50,843.10 for work rendered to Silver Hill Mines, Inc. in 2011.

a.

The Corporation has no funds to pay for these accounts payables.

2)

The Corporation’s asset ownership of Silver Hill Mines, Inc. (“SLVH”) requires funds to pay for audit, legal, and filing of its SEC requirements.

a.

The Corporation has no funds to pay for these fees.  Further, the Corporation has no capital to make any structural rearrangements or change in public markets to continue.

b.

Without action, SLVH may not be able to file with the Securities and Exchange Commission timely, which will cause damage to SLVH.

ACKNOWLEDGED – Lack of Affiliate and Consultant Guidance

1)

In a July 7, 2011 board resolution, the board of directors acknowledged that Bart Levine, a Corporation majority shareholder through his 100% ownership of Titus Services, Inc., (“Large Affiliate”) acted in his own self-interest and steered a previous deal for the Corporation away from the Corporation for his own transaction.  The Large Affiliate started www.cerrodepascosilver.com (which shows his name) for a project of concerning Cerro de Pasco, which he used as marketing material to raise funds for the Corporation on the Corporation’s website.  The Large Affiliate has largely stalled in effecting any advancement in the Corporation’s purpose.

2)

The board of directors has not heard from the Large Affiliate concerning the direction Corporation since September 2011, but that correspondence was concerning a prospective mine, which since nothing has happened.

3)

The Large Affiliate has not mentioned any furtherance of raising capital for expenses.

ACKNOWLEDGED – Payments made to Majority Shareholder for prior consulting work, as well as payments made for other expenses.

1)

As of December 31, 2011, the Corporation paid the following expenses since inception in May 2010:

Ordinary Income/Expense
Expense
Stock Expense	3,135	0.8%
Automobile Expense	3,400	0.9%
Bank Service Charges	1,289	0.3%
Consultant	287,625	72.4%
License and Permit	4,964	1.3%
Meals and Entertainment	1,855	0.5%
Office Supplies	4,431	1.1%
Postage and Delivery	2,626	0.7%
Professional Fees	68,435	17.2%
Repairs and Maintenance	2,076	0.5%
Telephone Expense	8,545	2.2%
Travel Expense	3,843	1.0%
Utilities	4,984	1.3%
Total Expense	397,207
Net Ordinary Income	-397,207

Of the $287,625 paid in Consulting Fees, $139,438 was paid to Mr. Levine and $59,948 was paid towards components of Mr. Levine’s apparent failed endeavors in Peru.

2)

The Corporation in May 2010 made the following transaction on the bequest of Mr. Bart Levine:

Loan to Mr. Bart Levine	$55,107

In total, Mr. Levine received a total of approximately $200,242 in fees, reimbursements, and loans since beginning April 2010 to December 2011, and nearly $60,000 more spent on actions he furthered in Peru.  Mr. Levine has indicated that he maintained no records of expenses, therefore the Corporation must apply all payments directly to his company, Titus Services, Inc.  Unfortunately, the Corporation has not progressed in any fashion.

RESOLVED:

Because, 1) the Large Affiliate has largely abandoned the Corporation, 2) the Corporation currently has no guidance or prospects, mainly due to the fact that the Large Affiliate has taken most of the Corporation’s available capital, and 3) the Corporation currently does not have funds to pay for any expenses, including legal, SEC regulatory filings, and any filing fees necessary to maintain SLVH, the Corporation hereby, in the best interest of clearing its debt and obligations, is exchanging all shares (“Shares”) purchased from Long Lane Capital, Inc. and Gregory M. Wilson in the November-December 2010 SLVH purchase to Cident Law Group, PLLC for the debt the Corporation owns to Cident Law Group PLLC.  Again, SLVH may not be able to file timely with the Securities and Exchange Commission, unless action is taken – as yet, no guidance has been offered by Mr. Levine, as he well should be aware of filing requirements.

The Shares shall be assigned to Mr. Matthew Maza for the amounts owed to Cident Law Group PLLC by the Corporation.  Further, prior to the assignment, the amounts owed to the Corporation for paid SLVH expenses shall be equally exchanged for amounts owed to Cident Law Group PLLC.  In essence, the $5,043.60 owed by SLVH to the Corporation shall now be owed to Cident Law Group PLLC and the same amount owed to Cident Law Group PLLC from the Corporation shall be relieved.  In exchange for this, the Corporation will no longer be responsible for the maintenance of SLVH, including the fees for the 2011 Form 10-K, which include audit fees.

It is unfortunate that the Board must make this decision due to the nature of the circumstances, but without a project and with Mr. Levine not coming forward either repaying the loan made to him or securing necessary capital to pay for maintenance or operations, the Corporation can no longer support the costs of maintaining SLVH.

DOCUMENTATION:

The Board of Directors shall execute the appropriate documents to complete that above resolved actions.  Further, the transfer agent shall be instructed to transfer the shares accordingly.

The undersigned, by affixing her signature hereto, does hereby consent to, authorize and approve the foregoing actions in her capacity as the sole director of SELVA RESOURCES CORP.

Dated: March 15, 2012

/s/ Lisa Logan

Ms. Lisa Logan

Director